Exhibit 99

Press Release

Walter G. Mize acquires stock of Lothian Oil Inc. in United Heritage Corporation

Midland, Texas (August 2, 2007) -United Heritage Corporation (NASDAQ:UHCP) announced today that on July 31, 2007 Mr. Walter G. Mize, its former chief executive officer and chairman of the board of directors, acquired all of the securities owned by Lothian Oil Inc. in United Heritage Corporation. Concurrent with the acquisition of these securities, Lothian Oil Inc. forgave approximately $1.8 million in debt it asserted was owed to it by United Heritage Corporation.

Also on July 31, 2007, United Heritage Corporation appointed Messrs. Mize, Joe Martin, Dean Boyd, Bill Wilkins and Charles Garrett to its board of directors.

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644